Exhibit 10.33

Confidential

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("Agreement"), dated effective as of March 1, 2023 (the "Effective Date"), is entered into between VAALCO Energy, Inc., a Delaware corporation, with an address at 9800 Richmond Avenue, Suite 700 (the "Company"), and David DesAutels, an individual, with an address at 9589 Rancho Drive, Willis, Texas, 77318 ("Consultant"). The Company and Consultant are sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties." All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in that certain Separation and Release Agreement, by and between the Company and Consultant (the "Separation Agreement"), dated as of the Effective Date (as such term is defined in the Separation Agreement).

WHEREAS, in exchange for Consultant's promises in the Separation Agreement, including the release of claims in Section 5 of the Separation Agreement, and continued compliance with the terms and conditions of the Separation Agreement, the Company agreed, among other things, to engage Consultant to perform the Services (as defined below), following the Separation Date, in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, the Company desires to engage Consultant to perform the services as described in this Agreement.

Accordingly, the Parties agree as follows:

1.	Services, Undertakings, Representations and Warranties.

(a)    The Company hereby engages Consultant to perform transition consulting services with respect to business development and the Company's petroleum operations (the "Services"). Consultant shall be generally available to perform the Services for at least three (3) days per every workweek during the Company's normal business hours; provided, however, that upon the Company's reasonable request, Consultant may be required to perform the Services on additional days during a workweek from time to time. The specifics and schedule of the Services will on a monthly basis be pre-approved by the Company's Chief Executive Officer ("CEO") or another Company representative designated by the Company from time to time (the "Designated Company Representative") and, upon reasonable notice by Consultant, shall account for, and minimize disruption with, permissible outside activities engaged in by Consultant. The Parties acknowledge and agree that the Company is not guaranteeing that a certain minimum level of Services will be approved to be performed and Consultant is not guaranteeing availability to perform the Services on any particular day during any particular workweek. The amount of Services (if any) that the Company shall pre-approve shall be in the Company's sole and absolute discretion.

(b)    The Company enters into this Agreement based on Consultant's representations and warranties herein and Consultant's demonstrated ability to perform the Services. Consultant shall perform the Services in a good and workmanlike manner in accordance with this Agreement and prudent industry standards, and in compliance with all Relevant Laws (as defined herein), the Company's Code of Ethics, the Company's International Trade Practices Policy, and the Company's Insider Trading Policy. Other than providing related information as requested from time to time by Consultant, the Company will not provide Consultant with any training or instructions with respect to the Services. Similarly, Consultant is responsible for providing all equipment, materials, and supplies that Consultant determines are necessary to perform the Services. Consultant represents that it is familiar with all Relevant Laws and has all necessary licenses, permits, and registrations required to perform the Services.

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(c)    Consultant agrees that it and its Representatives (as defined below) are aware of and will comply fully with all applicable laws, statutes and regulations in performing the Services, including the United States Foreign Corrupt Practices Act of 1977 ("FCPA"), the UK Bribery Act, the anti-corruption, anti-money laundering and anti-terrorism laws of the United States, environmental laws, employment laws, safety regulations, securities laws and regulations, tax laws and regulations, antitrust laws, intellectual property laws and all other applicable laws, statutes and regulations of the United States and elsewhere (collectively, the "Relevant Laws"), and will conduct themselves in keeping with the Company's policies and the highest ethical standards. Consultant further agrees that it and its Representatives will comply with all applicable safety and security regulations and policies while on the Company's premises and all other policies of the Company and will use their best efforts to preserve the business of the Company and the goodwill of all employees, customers, suppliers and other persons having business relations with the Company. As used in this Agreement as to any Party, the term "Representative" shall include such Party's affiliates, officers, directors, employees, contractors and subcontractors of any tier, and representatives. For the avoidance of doubt, neither Party shall be considered a Representative of the other Party, notwithstanding Consultant's status as a contractor of the Company. An "affiliate" of a Party shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with, such Party. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the power to direct or cause the direction of the management and policies of a business entity, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

(d)    By entering into this Agreement, Consultant represents and warrants that neither Consultant nor its Representatives have directly or indirectly made any Prohibited Payment. Consultant agrees that during the Term of this Agreement neither Consultant nor its Representatives shall directly or indirectly make any Prohibited Payment or any other payment prohibited by the FCPA. As used in this Agreement, a "Prohibited Payment" means an offer, gift or payment, or authorization or promise of an offer, gift or payment, of any money or thing of value, including charitable contributions, to or for the direct or indirect benefit of any Government Official (as defined below) for the purposes of influencing any act or decision of such Government Official in his or its official capacity (including an act or omission to act in violation of his or its lawful duties), or for the purpose of inducing such Government Official to use his or its influence to affect or influence any act or decision of the Government, in order to assist Consultant or the Company in obtaining or retaining business for or with, or directing business to, any person or entity. As used in this Section l(d), the term "Government Official" includes (i) any official or employee of any Government, (ii) any person acting in an official capacity on behalf of any Government, (iii) any political party or official of any political party, and (iv) any candidate for political office, and the term "Government" includes (i) any government of any country (or of any subdivision of any country) and (ii) any department, agency or other instrumentality of any such government. Solely for purposes of this Agreement and not as an admission under or interpretation of the FCPA or any statute or regulation of any country, an "instrumentality" of a Government shall be deemed to include any enterprise in which a Government owns a substantial equity interest or which any Government controls. Company is entering into this Agreement in reliance on the accuracy of the representations and the warranties contained in this Section 1(d). Consultant acknowledges that, in addition to any other remedies the Company may have, breach of this Section 1(d) constitutes grounds for the Company to terminate this Agreement immediately. In such event, Consultant agrees and acknowledges that Consultant shall lose any right to receive reimbursements, fees or other compensation under this Agreement, whether already earned or not. Upon the request of the Company during the term of this Agreement, Consultant agrees to sign and deliver to the Company one or more statements in substantially the form of Exhibit A to this Agreement certifying compliance with Sections l(c), l(d) and any other provisions of this Agreement.

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(e)    In performing the Services, Consultant agrees to make and keep accurate books, records and accounts, and to implement and maintain an effective system of internal accounting controls that allows it to do so. Consultant agrees to implement and maintain a program to ensure that Consultant and its Representatives are aware of and in compliance with Relevant Laws. The foregoing system and program shall be in effect during the performance of any Services.

(f)    Consultant shall not utilize the services of any individual, company or other entity as a subcontractor or an independent contractor to assist in performing the Services unless Consultant obtains (i) the prior written permission of the Company to utilize the services of such subcontractor or independent contractor in connection with the Services and (ii) the prior written acknowledgment of such subcontractor or independent contractor of the requirements of this Agreement.

(g)    Consultant represents and warrants that the information provided by Consultant on the Company's Consultant Questionnaire (if required by Company) is true and correct as of the date hereof. Consultant agrees (i) complete Company's Consultant Questionnaire, and to answer any other questions and provide any other information reasonably requested by Company upon request, from time to time, for the purpose of verifying Consultant's eligibility for perform work for Company under applicable laws, rules, regulations and Company policies, (ii) to verify its information and certify compliance with this Agreement by submitting to the Company, upon request, from time to time, a certification substantially in the form of the statement attached hereto as Exhibit A, and (iii) if Consultant's information or compliance changes in any respect during the Term of this Agreement, Consultant will immediately notify the Company in writing. Company is entering into this Agreement in reliance on the covenants, and on the accuracy of the representations and the warranties contained in this Section l(g). Consultant acknowledges that, in addition to any other remedies the Company may have, breach of this Section 1(g) constitutes grounds for Company to withhold any payment otherwise due to Consultant, and additionally, for the Company to terminate this Agreement immediately. In the event Company so terminates this Agreement, Consultant agrees and acknowledges that Consultant shall lose any right to receive reimbursements, fees or other compensation under this Agreement, whether accrued or not.

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(h)    Consultant acknowledges and agrees that the Company is entering into this Agreement in reliance on the promises made by Consultant in the Separation Agreement, and the Parties' respective rights and obligations under this Agreement are expressly conditioned upon Consultant's execution and non-revocation of the Separation Agreement. Consultant acknowledges and agrees that if Consultant fails to execute the Separation Agreement, or after execution by Consultant, Consultant timely revokes the Separation Agreement, this Agreement shall automatically, without any further action by either Party, be terminated. In the event this Agreement terminates pursuant to this Section 1(h), Consultant acknowledges and agrees that Consultant shall lose any right to receive reimbursements, fees or other compensation under this Agreement, whether accrued or not.

2.            Term. This Agreement shall commence on the date hereof and, unless earlier terminated in accordance with Sections l(d), l(g), or l(h), this Agreement shall remain in effect until the earliest to occur of the following: (i) expiration of thirteen (13) months from the date hereof; (ii) termination by the Company for Cause upon written notice to Consultant; (iii) termination by Consultant upon 30 days' prior written notice to the Company (the "Term"). For purposes of this Agreement, "Cause" shall mean (x) Consultant engages in gross negligence or willful misconduct in the performance of the Services; (y) Consultant is convicted of or pleas nolo contendere to a felony involving fraud, embezzlement, or financial improprieties, (z) Consultant violates any applicable laws or regulations while in the performance of its Services under this Agreement.

(a)

The "Date of Termination" shall be, as applicable, the date the Term expires under clause (i), or the date specified in written notice from the Company to Consultant under clause (ii), or the date specified in written notice from Consultant to the Company, which shall be no less than thirty (30) days from the date such notice is delivered to the Company, that the Agreement is otherwise being terminated under clause (iii).

(b)

In no event, regardless of whether this Agreement is terminated under Section 2(i), (ii), or (iii), shall Consultant be required to forfeit any of Consultant's vested Restricted Stock Units (as defined in the Plan) and Stock Options (as defined in the Plan) awarded to Consultant under the VAALCO Energy Inc., 2020 Long Term Incentive Plan (the "Plan").

3.           Payment to Consultant.

(a)    In consideration for the Services provided by Consultant, and subject to Consultant's compliance with Section 2(e) below, the Company shall pay Consultant a fee in the amount of Five Thousand Dollars and No Cents ($5,000.00) per full month within the Term (the "Consulting Fee"), which shall be prorated for any partial month in the Term; provided, however, that if, pursuant to Section l(a) above, Company requests and Consultant performs the Services for more than three (3) days during any workweek, then the Company shall pay Consultant an additional One Thousand Five Hundred Dollars and No Cents ($1500.00) per additional day of Services performed by Consultant (the "Additional Consulting Fee").

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(b)    Consultant is responsible for payment of its own office expenses such as rent, utilities, telephone, office supplies and similar costs and expenses, and payment of its own Representatives, if any. The Company will reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred by Consultant solely from direct performance of the Services. If any such out-of-pocket expenses are reasonably expected to exceed $1,000.00 in any consecutive thirty (30) day period, Consultant will obtain written approval from the Company prior to incurring such expenses. Such expenses shall be incurred at the lowest reasonable level possible. Reasonable transportation and travel-related expenses incurred by Consultant at the request of the Company will be reimbursed to Consultant if such expenses are pre-approved in writing by the Designated Company Representative. To receive reimbursement, Consultant shall timely submit to the Company a statement setting forth the expenses in form and substance satisfactory to the Company, together with receipts or other supporting evidence as may be requested by the Company.

(c)    Consultant shall maintain during the Term of this Agreement, and retain not less than three (3) years after the expiration or termination thereof, complete and accurate records of all of Consultant's costs that are chargeable to the Company under this Agreement. The Company shall have the right, at reasonable times, to inspect and audit those records by authorized representatives of its own or any public accounting firm selected by it.

(d)    Each month, Consultant shall deliver an accounting of the Services performed in form and substance reasonably satisfactory to the Company, containing detailed information relating to the time spent and work performed and accompanied by documentation to the extent necessary to support the work performed. The Company shall pay the invoice to Consultant within thirty (30) days after the Company's receipt of such invoice. Notwithstanding the foregoing, if the Company gives Consultant written notice of a good faith dispute with respect to any amount due, describes the dispute in reasonable detail, and pays all undisputed invoice amounts then due, the Company will not be considered in default of its payment obligations with regard to such invoice. Upon the resolution of such dispute, the Company shall promptly pay any amount due.

(e)    As a condition to receiving or retaining any portion of the Consulting Fee and Additional Consulting Fee, if applicable, (i) Consultant shall execute a general release of claims in favor of the Company and the other Company Releasees, the form of which shall be determined by the Company, within its sole discretion, provided the language is consistent with the release provisions in Section 3 of the Separation Agreement (the "Release"), (ii) the Release shall be executed by Consultant within the time period provided for in the Release, and (iii) the Release shall become effective in accordance with its terms. The Company will provide Consultant the Release on or within ten (10) days following any applicable Date of Termination.

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4.            Confidentiality of the Company’s Business.

(a)    Consultant acknowledges that the business of the Company and its affiliates is highly competitive and that the books, records and documents of the Company or its affiliates, information concerning the Company's or its affiliates' strategies, plans, business, products, equipment, services and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning the Company's or its affiliates' customers and business affiliates and any other confidential, sensitive and/or proprietary information and/or trade secrets that have been developed or used by or on behalf of the Company or its affiliates or will be developed and that cannot be obtained readily by third parties from outside sources (collectively, "Confidential Information"), all comprise confidential business information and trade secrets of the Company that are valuable, special and unique proprietary assets of the Company. Consultant further acknowledges that protection of the Company's Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Consultant hereby agrees that it will not (and it will ensure that its Representatives do not), at any time during or after the Term of this Agreement, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except solely for the benefit of, and on behalf of, the Company in the performance of the Services pursuant to this Agreement. Consultant will safeguard the Confidential Information from unauthorized disclosure. Consultant also agrees to preserve and protect the confidentiality of third-party confidential information to the same extent, and on the same basis, as the Company's Confidential Information. Consultant's obligation under this Section 4 will not extend to information that is or becomes part of the public domain through no action or omission of Consultant or its Representatives. Without limiting the foregoing, Consultant agrees that it will not (and it will insure that its Representatives do not) trade in any securities of VAALCO Energy, Inc. when in the possession of any material, non-public information.

(b)    Consultant will not (and will ensure that its Representatives do not) disclose to any person (other than its tax, legal and financial advisers who have a need to know) the terms of this Agreement without the prior written consent of the Company.

(c)    If Consultant or its Representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Consultant will promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order or other appropriate remedy and/or take steps to resist or narrow the scope of the disclosure. If, in the absence of a protective order or other remedy, Consultant or its Representatives are, in the opinion of Consultant's counsel, compelled to disclose the Confidential Information, Consultant may disclose only such of the Confidential Information to the party compelling disclosure as is required by law. Consultant shall not be liable for the disclosure of Confidential Information pursuant to the preceding sentence unless such disclosure was caused by Consultant or its Representatives and not otherwise permitted by this Agreement. Consultant shall exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(d)    All written Confidential Information (including that portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by or for Consultant) will be delivered or returned to the Company immediately upon the Company's request, and no copies shall be retained by Consultant or its Representatives. Oral Confidential Information and written Confidential Information not so requested or delivered or returned will be held by Consultant and kept subject to the terms of this Agreement or destroyed.

(e)    Consultant shall be responsible for any breach of the terms of this Section 4 by its Representatives.

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5.            Protection of Company's Business Interest. Without prior written approval from the CEO of the Company, which shall not be unreasonably withheld, Consultant agrees that during the Term Consultant will not (and shall ensure that its Representatives will not), directly or indirectly, for himself or for others: (i) consult, advise, counsel or otherwise assist any competitor of the Company or competitor of any affiliate of the Company in any manner that would have, or is likely to have, a directly adverse effect upon the Company or its affiliates; or (ii) serve any interest or do any act or thing which might conflict with the interests of the Company or any of its affiliates. Consultant agrees that, during the Term and for a period of one (1) year thereafter, it will not (and shall ensure that its Representatives will not), directly or indirectly, for himself or for others, (a) induce or attempt to induce any employee of the Company or of any affiliate of the Company to leave its employ, induce or attempt to induce any consultant or independent contractor to discontinue work with the Company or any affiliate of the Company, or in any way interfere with the relationship between the Company (or any affiliate of the Company) and any employee, consultant or independent contractor of the Company or of an affiliate of the Company; or (b) hire any person who is or was an employee, consultant or independent contractor of the Company or of any affiliate of the Company. Consultant shall be responsible for any breach of the terms of this Section 5 by its Representatives.

6.            Intellectual Property Rights.

(a)    All information, data, documents and materials provided to Consultant by or on behalf of the Company or an affiliate of the Company, or acquired or learned by Consultant from the files, documents, employees or representatives of the Company or an affiliate of the Company, including, without limitation, any information, data, documents and materials Consultant was permitted to retain following the Separation Date in accordance with the Separation Agreement, shall remain the sole and exclusive property of the Company. Consultant shall obtain no rights whatsoever, whether under applicable patent, copyright, trade secret laws or otherwise, in such information, data, documents or materials unless specifically provided in writing by the Company. For the avoidance of doubt, and without limiting the foregoing, nothing in this Agreement shall be construed as granting to Consultant or any other party, either expressly or by implication, any right, title or interest of any kind in any patent, copyright or any other intellectual property right of the Company or its affiliates, including any license to practice and use any patents or any other intellectual property right or any right, title or interest in any Confidential Information or proprietary information of the Company or its affiliates.

(b)    All information, drawings, plans, specifications, programs, designs, reports, computations, calculations, presentations, working papers and other documents that

(i) are prepared by or on behalf of Consultant or its Representatives in furtherance of or in connection with the Services, or

(ii)    use, utilize or incorporate any of the information, data, documents or materials described in Section 6(a) above (regardless of whether such use, utilization or incorporation was authorized by this Agreement),

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are collectively referred to herein as the "Work Product" and will be and shall remain the sole and exclusive property of the Company and shall be delivered or returned to the Company upon its request. The Company shall have full and unlimited right to use all of the same without any claim or right thereto by Consultant or its Representatives for any additional compensation for such use. Consultant further agrees that the Work Product and all other information developed or secured by Consultant during performance of the Services shall be kept strictly confidential and shall not be sold, traded, published or otherwise disclosed to anyone in any manner whatsoever, including by means of photocopying or reproduction, without the Company's prior written consent. Consultant shall obtain no rights whatsoever, whether under applicable patent, copyright, trade secret laws or otherwise, in such Work Product and information unless specifically provided in writing by the Company. Consultant agrees to assign and hereby assigns to the Company all title, patents, patent rights, copyrights, mask work rights, trade secret rights and all other intellectual and industrial property rights of any sort anywhere in the world in connection with such Work Product. All works of authorship by Consultant under this Agreement will be "works made for hire" to the extent allowed by law. Any assignment of copyright by Consultant hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby ratifies and consents to any action by or on behalf of the Company or any affiliate of the Company that would violate such Moral Rights in the absence of such ratification/consent. Consultant agrees to confirm any such ratifications and consents from time to time as requested by the Company. Similarly, if Consultant obtains access to third-party information, data, documents and materials that are in the possession of the Company, Consultant shall obtain no rights in such third-party information, data, documents and materials. Irrespective of whether the Work Product, information, data, documents and materials is subject to the obligations of confidence imposed by Section 4, Consultant shall make no copies, summaries or extracts thereof except as necessary in connection with this Agreement or as otherwise specifically authorized in writing by the Company, and Consultant shall make no use of such Work Product, information, data, documents or materials except as specifically authorized in writing by the Company. Irrespective of whether the Work Product, information, data, documents and materials are subject to the obligations of confidence imposed by Section 4, upon completion of the Services, or the Company terminating this Agreement, Consultant shall immediately deliver or return to the Company all such Work Product, information, data, documents and materials, as well as any and all copies, summaries or extracts thereof (except for one copy which may be retained Consultant solely for record-keeping purposes). Consultant shall also immediately deliver or return to the Company all such Work Product, information, data, documents and materials, as well as any and all copies, summaries or extracts thereof, whenever requested by the Company. For purposes of this Agreement, "Work Product" also includes inventions (including improvements, designs, formulas, works of authorship, trade secrets, technology, mask works, circuits, layouts, algorithms, computer programs, software, source code, ideas, processes, techniques, know-how and data, whether or not patentable) that Consultant makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Term of this Agreement in connection with performing Services or that relate to any other Work Product or that use, utilize or incorporate any of the information, data, documents or materials described in Section 6(a) above (regardless of whether such use, utilization or incorporation was authorized by this Agreement).

(c)    Consultant shall not disclose or provide to the Company any information, ideas, concepts, improvements, discoveries, inventions or forms of expression of ideas that Consultant does not own or otherwise have the right to disclose or provide to the Company. Consultant represents and warrants to the Company that all information, ideas, concepts, improvements, discoveries, inventions and forms of expression of ideas disclosed or provided to Company shall be free from third-party claims of ownership and from third-party intellectual property rights.

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(d)    To the fullest extent permitted by law, Consultant shall protect, defend, indemnify, release and hold the Company, its parent, affiliates, officers, directors, agents, employees and partners harmless from and against any and all liabilities, claims, causes of action, demands, damages, losses and expenses (and all costs, expenses, damages, liabilities or judgments sustained or incurred by the Company in connection therewith, including the costs of investigation, defense and reasonable attorneys' fees and legal costs) (herein collectively called "Claims") arising out of or connected with or alleged to arise out of or be connected with an allegation or claim (i) that a third party owns information, ideas, concepts, improvements, discoveries, inventions or forms of expression of ideas disclosed or provided by Consultant to the Company; (ii) that the Company's worldwide right to own, use, make, have made, license, sell or otherwise market information, ideas, concepts, improvements, discoveries, inventions or forms of expression of ideas disclosed or provided by Consultant to the Company infringe a third-party's intellectual property rights therein; or (iii) that the processes utilized by Consultant in providing the Services to the Company infringe third-party intellectual property rights or that the products provided by Consultant to the Company infringe third party intellectual property rights (such an infringement or alleged infringement would include any violation or alleged violation of the Process Patents Amendment Act of 1988).

7.          Equitable Relief. Money damages would not be a sufficient remedy for any breach of Sections 4, 5 or 6 by Consultant or its Representatives, and the Company shall be entitled to specific performance and injunctive relief as remedies upon proof of any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by Consultant or its Representatives but shall be in addition to all other remedies available at law or in equity to the Company.

8.          Indemnification. To the fullest extent permitted by law, Consultant shall protect, defend, indemnify, release and hold the Company, its parent, affiliates, officers, directors, agents, employees and partners harmless from and against any and all Claims arising out of or connected with or alleged to arise out of or be connected with (a) the Services; (b) any allegation or claim by Consultant's Representatives, including claims for compensation owed to the Representative; (c) the presence of Consultant or its Representatives on the Company's premises; (d) any act or omission of Consultant or Consultant's Representatives (including any breach of this Agreement); (e) the failure, by any employer or deemed employer of Consultant or any Representative of Consultant, to comply with the applicable requirements of the employer information reporting provisions under Internal Revenue Code ("IRC") §§ 6055 or 6066 and related regulations; or (f) any failure by any employer or deemed employer of Consultant or of any Representative of Consultant to comply with any provision of the ACA or any related regulation that pertains to health coverage for Consultant or any of Consultant's Representatives.

9.            Insurance.

(a)    If Consultant elects to obtain and maintain insurance covering it, its activities, its business or its Representatives during the Term, Consultant shall be solely responsible for obtaining and maintaining the insurance at its sole cost and expense. The Company shall not provide any insurance coverage for Consultant or for any of Consultant's Representatives.

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(b)    Consultant agrees that: (i) Consultant and all of Consultant's Representatives shall comply in all respects with the Patient Protection and Affordable Care Act (together with applicable related regulations, the "ACA"); and (ii) neither Consultant, nor any of Consultant's Representatives, is, or has claimed to be, or will claim to be, an employee of Company (or of any affiliate of Company), common law or otherwise, in connection with procuring health coverage, or in connection with applying for a tax credit, or otherwise. Consultant agrees that Consultant has the responsibility to determine if it is the employer of any of Consultant's Representatives for the purpose of the ACA and, if the employer, to offer health coverage to its employees as required by the ACA (including IRC §4980H and related regulations) and, if not the employer, to insure that its Representatives procure health coverage as required by the ACA. If Consultant is an individual, Consultant shall procure his or her own health coverage in accordance with the ACA (and shall not apply for coverage, and has not applied for coverage, as an employee of Company or of any of Company's affiliates). Neither Company nor any affiliate of Company will offer health coverage to Consultant or any Representative of Consultant.

10.          Independent Contractor.

(a)    The Services performed by Consultant or its Representatives shall be as an independent contractor and not as an employee. Consultant acknowledges and agrees that its Representatives have no relationship or affiliation with the Company except as Representatives of Consultant, and that any duties, obligations and responsibilities owed to Consultant's Representatives are owed by Consultant and not by the Company. Accordingly, neither Consultant nor its Representatives is entitled to the benefits provided by the Company to its employees, including group insurance and participation in the Company's employee benefit and pension plans.

(b)    In the event Consultant (and/or its Representatives) for any reason were to become eligible to participate in a Company-sponsored benefit program, Consultant hereby waives any such right to participate in the program. This waiver of any right to participate in Company sponsored employee benefit programs represents a material component of the terms of payment agreed to by the Parties. Further, Consultant is not an agent, partner, or joint venturer of the Company. Consultant shall not represent itself to third persons to be other than an independent consultant of the Company, nor shall Consultant permit itself or its Representatives to offer or agree to incur or assume any obligations or commitments in the name of the Company or for the Company without the prior written consent and authorization of the Company.

11.          Taxes.

(a)    Consultant shall be responsible for payment of all applicable taxes arising out of Consultant's activities under this Agreement, including (by way of illustration but not limitation) US federal and state income taxes, US Social Security taxes, VAT, unemployment insurance taxes, and any other taxes or business license fees as required. The Company will neither pay unemployment taxes on, nor withhold employment taxes from, any compensation it pays Consultant. Rather, if (and to the extent) required to do so under applicable US law, the Company will report the amounts it pays Consultant on IRS Form 1099. Notwithstanding the foregoing, the Company shall have the right to withhold any and all taxes from payments due to Consultant under this Agreement to the extent that such withholding may be required by any governmental body claiming jurisdiction over any payment made to or earned by Consultant hereunder, and payment by the Company to the respective governmental office of the amount of money so withheld will relieve the Company from any further obligation to Consultant with respect to the amount so withheld.

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(b)    To the fullest extent permitted by law, Consultant shall protect, defend, indemnify, release and hold the Company, its parent, affiliates, officers, directors, agents, employees and partners harmless from and against any and all Claims for taxes assessed or levied by any governmental body against Consultant or against the Company for or on account of (i) any payment made to or earned by Consultant hereunder, (ii) wages, salaries or other benefits paid to Consultant's Representatives or (iii) any property or equipment of Consultant.

(c)    The Company's Anti-Facilitation of Tax Evasion Policy. The Company takes a zero-tolerance approach to the criminal facilitation of tax evasion. In its representation of the Company, Consultant and Consultant's Representatives shall not:

(i)	engage in any form of facilitating tax evasion in any country;
(ii)	aid, abet, counsel or procure the commission of a tax evasion offence by another person in any country;
(iii)

fail to promptly report any request or demand from any third party to facilitate the fraudulent evasion of tax in any country, or any suspected fraudulent evasion of tax in any country by another person;

(iv)	engage in any other activity that might lead to a breach of this policy; or
(v)	threaten or retaliate against another individual who has refused to commit a tax evasion offence or who has raised concerns under this policy.

12.         Notices. All notices under this Agreement shall be in writing. Any notice shall be deemed received (i) upon receipt or refusal to accept delivery, when delivered personally or sent via certified mail, or (ii) of deposited with an internationally recognized courier service, upon the first day such service attempts delivery. Addresses for notices are set forth below.

If to Consultant:

At the address set forth at the top of this Agreement.

If to Company:

VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042 Attn: Head of HR

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13.          Waiver. Failure of a Party at any time to require performance by the other Party of any provision hereof shall in no way affect the right of a Party hereafter to enforce the same. Nor shall any waiver by a Party of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of this provision itself.

14.        Applicable Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, USA, excluding applicable conflict-of-law rules or principles. All claims and matters in question arising out of or relating to this Agreement or the relationship between the Parties created by this Agreement (and including any claim against any Representative or affiliate of either Party), whether sounding in contract, tort or otherwise, and including statutory claims to the extent permitted by law, shall be resolved solely and exclusively by non-appealable binding arbitration in Houston, Texas, pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et. seq. THE PARTIES UNDERSTAND THAT THIS MEANS THAT THEY EACH WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT. The arbitration shall be administered by the American Arbitration Association (the "AAA"). There shall be one arbitrator. Each Party shall designate a representative, who need not be neutral, within 30 days of receiving notification of the filing with the AAA of a demand for arbitration. The two representatives so designated shall elect an arbitrator from a panel of independent arbitrators proposed by the AAA. If either Party fails to designate a representative within the time specified or the two parties' representatives fail to designate an arbitrator within 30 days of their appointments, the arbitrator shall be appointed by the AAA. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim or the matter would be barred by applicable statutes of limitations. The Parties agree that all documents considered relevant by the submitting Party shall be submitted with the respective statement of claim/defense, and any counterclaim/reply. Neither Party may compel the other to produce additional documents or cooperate in additional discovery. However, the arbitrator shall have discretion, on the arbitrator's own motion or at the request of a Party, to request the submission of additional documents for the arbitral tribunal. Each Party shall pay an equal share of the fees of the arbitrator, and each Party shall bear its own costs and expenses associated with the arbitration proceedings, regardless of the outcome of the arbitration proceedings. All arbitration proceedings conducted under this Agreement shall be in the English language. Except with regard to claims of breach of Sections 4, 5 or 6, the arbitrator shall have no authority to award consequential, special, treble, exemplary, incidental, indirect or punitive damages of any type under any circumstances, regardless of whether such damages may be available under applicable law; provided, that in the event a court determines that the foregoing express waiver of damages is invalid or unenforceable, then the arbitrator, and not a court, shall determine if consequential, special, treble, exemplary, incidental, indirect or punitive damages shall be awarded. Each Party against whom the award or decision of the arbitrator assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following such award or such other date as the award may provide. All awards shall be payable in cash, and shall be payable in United States Dollars. Except as required by applicable law, all arbitration proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential, subject to the last sentence of this Section 14. The arbitrator, upon motion of either Party, shall grant summary judgment in favor of such Party as to any claim or counterclaim or portion thereof that would be subject to summary judgment under the federal summary judgment standard for that claim or counterclaim. The arbitrator shall have the authority to grant specific performance and other injunctive or equitable relief. Either Party shall have the right to apply to a court to obtain an injunction to enforce the provisions of this Section 14 or to seek a temporary restraining order, preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this Section 14. The Parties agree that, subject to the last sentence of this Section 14, injunctive relief obtained from a court can be effective only for the duration of any arbitration proceeding, and that only the arbitrator has the authority to determine the merits of any claim or matter arising out of or relating to this Agreement or the relationship between the Parties created by this Agreement. The Parties agree that the arbitrator shall have the authority to determine his or her jurisdiction to hear any such claim or matter. The arbitrator's final decision and award may be entered as a judgment in any court of competent jurisdiction.

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15.         Severability. The terms in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term or covenant or the application thereof to any person or circumstance shall be construed to be invalid or unenforceable, then such term shall be construed in a manner as to permit its enforceability to the fullest extent permitted by law. The remaining provisions of this Agreement shall remain in full force and effect.

16.         Successors and Assignment. This Agreement automatically shall be binding upon and shall inure to the benefit of any person, corporation or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by purchase, merger, consolidation or by any other means whatsoever, whether direct or indirect. This Agreement shall not be assigned by Consultant unless such assignment is first approved in writing by the Company.

17.         Termination.

(a)    Upon the applicable Date of Termination, or the date the Agreement is otherwise terminated pursuant to Sections 1(d), 1(g) or 1(h), Consultant shall immediately discontinue all Services and transfer title and deliver or return to the Company all Work Product (including work in process, completed work, supplies and other materials produced or acquired for the Services, as well as the completed or partially completed information and other property that, if this Agreement had been completed, would be required to be furnished or delivered or returned to the Company).

(c) In the event this Agreement is terminated by the Company pursuant to Sections l(d), l(g), or 2(ii), (i) Consultant's right to receive, and the Company's obligation to pay, any amounts as reimbursement, fee or other compensation under this Agreement, including the Consulting Fee or any Additional Consulting Fee, as applicable, whether already accrued or not, shall automatically be extinguished; provided, however, such termination shall not relieve any Party from any other obligation accruing or accrued to the date of such termination; (ii) such termination shall not deprive any Party not in default of any remedy otherwise available to it; (iii) the indemnification provisions of this Agreement shall survive such termination relative to all claims and other indemnified matters, discovered or undiscovered, arising out of, in connection with, or incident to this Agreement; and (iv) the obligations of the Parties set forth in Sections 4, 5, 6, 8, 10, 11, 12, 14 and 17 shall survive such (termination of this Agreement.

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(e)    In the event this Agreement is terminated pursuant to Section 1(h), (i) Consultant's right to receive, and the Company's obligation to pay, any amounts as reimbursement, fee or other compensation under this Agreement, including the Consulting Fee and any Additional Consulting Fee, as applicable, whether already accrued or not, shall automatically be extinguished, (ii) Consultant shall be obligated to repay to the Company any amounts already paid by the Company as reimbursement, fee or other compensation under this Agreement, including the Consulting Fee and any Additional Consulting Fee, as applicable, and (iii) except with respect to Consultant's continuing obligations under Sections 4-6 of this Agreement, the Parties shall have no further obligations to one another under this Agreement. The foregoing notwithstanding, such termination of this Agreement shall not deprive the Company of any remedy otherwise available to it for Consultant's breach of its obligations under Sections 4-6 of this Agreement, and the indemnification provisions of this Agreement shall survive such termination relative to all claims and other indemnified matters, discovered or undiscovered, arising out of, in connection with, or incident to this Agreement.

(f)    In the event this Agreement expires as specified in Section 2(i), or is terminated by Consultant as specified in Section 2(iii), (i) such expiration or termination, as applicable, shall not relieve any Party from any obligation accruing or accrued as of the applicable Date of Termination and shall not deprive a Party not in default of any remedy otherwise available to it, (ii) subject to Consultant's satisfaction of Section 3(e) and any right of retainage or withholding herein set forth, Consultant shall be entitled to receive a Consulting Fee for the month in which the Date of Termination occurred, prorated for any partial month, and, if applicable, any Additional Consulting Fees incurred by Consultant for such month, pursuant to the express terms of this Agreement, (iii) if Consultant fails to satisfy Consultant's obligations under Section 3(e), then Consultant shall not be entitled to the payment outlined in the immediately preceding clause (ii) and Consultant shall obligated to repay to the Company any amounts already paid by the Company for reimbursement, fee or other compensation under this Agreement, including the Consulting Fee and any Additional Consulting Fee, as applicable, and (iv) the indemnification provisions of this Agreement shall survive such termination relative to all claims and other indemnified matters, discovered or undiscovered, arising out of, in connection with, or incident to this Agreement, and (v) the obligations of the Parties set forth in Sections 4, 5, 6, 8, 10, 11, 12, 14 and 17 shall survive the expiration or termination of this Agreement.

18.        Controlled Substances Weapons. Consultant acknowledges, and agrees to advise its Representatives, that it is the policy of the Company that: (a) the use, possession, and/or distribution of illegal or unauthorized drugs, drug related paraphernalia, or weapons on the Company's premises is prohibited, and the use or possession of alcoholic beverages, except where authorized by the Company's management, also is prohibited; (b) entry onto or presence on the Company's premises by any person, including Consultant, constitutes consent by each such person to have its person and personal effects searched by the Company or the Company's representative, with or without advance notice, for such prohibited items; and (c) any person who is found in violation of the policy or who refuses to permit a search may be removed and barred from the Company's premises, at the discretion of the Company.

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19.         Other Agreements; Modifications. Except for the Separation Agreement, this Agreement supersedes all other preceding agreements and understandings between the Parties and their affiliates regarding the performance of the Services and constitutes the entire agreement and understanding of the Parties regarding the performance of the Services. Each Party represents and warrants that no promise or agreement which is not herein expressed has been made to it in executing this Agreement, and that it is not relying on any statement or representation made that is not in writing in this Agreement. Each Party is relying on its own judgment in executing this Agreement, after having had the opportunity to consult with legal counsel of its choosing. This Agreement may not be amended, modified, superseded, canceled, renewed, or extended without a written instrument executed by both Parties.

20.         Drafting Party. This Agreement is the result of arms-length negotiations between the Parties. In reviewing and negotiating this Agreement, each Party had the opportunity to consult legal counsel of its own choosing and each Party participated in the review and negotiation of this Agreement. Accordingly, any rule of construction against the drafting party shall have no application to this Agreement.

21.         Representations. Consultant represents that it is not a party to any restrictive agreement limiting its activities in providing the Services. Consultant further represents that at the time of the execution of this Agreement, Consultant knows of no written or oral contract or of any other impediment that would inhibit or prohibit this consulting arrangement with the Company.

22.       Advertising and Publicity. The Company shall not use the name of Consultant or of any of its Representatives in any advertising, publicity, or selling material without prior written approval of Consultant. Consultant shall not use the name of the Company, its affiliates or any of its or their Representatives in any advertising, publicity, or selling material without prior written approval of the Company.

23.         Interpretation. In this Agreement (including the Exhibits), except to the extent otherwise provided or that the context otherwise requires:

(a)    When a reference is made to a Section or Exhibit, such reference is to a Section of, or an Exhibit to, this Agreement unless otherwise indicated;

(b)    Headings are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement or an Exhibit;

(c)    whenever the words "include," "includes" or "including" are used, they are deemed to be followed by the words "without limitation";

(d)    the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)    references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f) references to a person are also to its successors and permitted assigns;

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(g) the use of "or" is not intended to be exclusive unless expressly indicated otherwise;

(h)    words importing the singular include the plural and vice versa and words importing gender include all genders; and

(i) references to"$" refer to U.S. Dollars unless otherwise indicated.

24.         QHSE Compliance. Consultant shall comply with Company's Quality, Health, Safety and Environment ("QHSE") policies upon the Company's furnishing the QHSE policies to Consultant. Company may undertake an independent QHSE audit of Consultants at Company's sole discretion.

Consultant shall be solely responsible for the health and safety of its agents, employees and subcontractors' employees engaged in work. Consultant and its subcontractors shall comply with all applicable health, environment and safety standards, codes and regulations whether defined by the Government/Federal regulatory bodies, Company or Company's clients (whichever are the most stringent). Consultant's responsibilities include but shall not be limited to:

(a)	Consultant shall exercise due care, skill and diligence and take all necessary measures and precautions to insure that in the execution of the work, safe working practices are observed.

(b)	Consultant shall take all reasonable precautions to protect the environment during the performance of work; and

(c)

If requested by the Company, Consultant shall promptly furnish Company full reports of any incidents involving Consultant's agents, employees or property connected with the work and shall update such reports as reasonably necessary. Such reports and updates shall contain a description of the circumstance of any personal injury, treatment provided, number of restricted or lost work days, the date of return to work and a description of any lasting impairment. Consultant shall provide similar reports to Company for all its subcontractors.

25.         Compliance with U.S. Export Control and OFAC Laws. Consultant acknowledges that VAALCO's products and technology may be subject to U.S. export control laws, OFAC regulations and/or other directives of various countries (collectively, the "Export Control and OFAC Laws"). Consultant represents and warrants that it will comply fully with all such applicable Export Control and OFAC Laws, including any provisions relating to licensing, reporting or disclosure requirements. Consultant agrees not to release any technology to any persons or entities with which, under any Export Control and OFAC Laws, the Company (or the Company's affiliates) are restricted or prohibited from transacting business (including, without limitation, any persons who are citizens or residents of Cuba, Iran, North Korea, Sudan, Syria or the Region of Crimea). Consultant specifically agrees to abide by the U.S. Export Administration Regulations ("EAR") and the OFAC regulations in reference to the U.S. Russian Industry Sectoral Sanctions ("RISS").

[SIGNATURE PAGE FOLLOWS-REST OF PAGE INTENTIONALLY BLANK[

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IN WI1NESS WHEREOF, the Parties have caused this Agreement to be effective as of the Effective Date.

COMPANY:	CONSULTANT:

David DesAutels
Name: George Maxwell

Title: Chief Executive Officer

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EXHIBIT  "A"

CERTIFICATION OF COMPLIANCE

In addition to the requirements set forth under the Agreement, the Consultant must comply with the following additional compliance terms and conditions. In the event of any conflict between the Agreement and this Certification, the more stringent terms and conditions shall control.

1.

Compliance with Anti-Corruption Laws. Consultant represents, warrants, and agrees that it has knowledge of applicable anti-corruption laws, including the United States Foreign Corrupt Practices Act ("FCPA"), and other applicable anti-bribery and anti corruption laws and regulations. Consultant represents, warrants, and agrees that neither it nor any of its employees, agents, or other Representatives will directly or indirectly take any action that would constitute a violation of applicable anti-corruption laws with respect to any activities performed by the Consultant related to the Company's business.

2.	Prohibition on Improper Payments.

a.

Consultant represents, warrants, and agrees that, in connection with the services to be performed for the Company, neither it nor any of its employees, agents, or other Representatives has or will pay, offer, promise to pay, or authorize the payment, or offer or promise to pay, directly or indirectly, any monies or anything else of value to any current or former Government Official (defined below), for the purposes of:

1.	Influencing any act, inaction, or decision of, such persons in their official capacity; or
11.	Securing any improper advantage from such persons; or
111.

Inducing any such persons to use their influence with a government, or agency or instrumentality thereof, to affect or influence any act or decision of such government, or agency or instrumentality thereof.

b.	Consultant acknowledges that, for purposes of this Certification, a "Government Official" is:

1.	Any director, officer, or employee of any government, or any department, agency, instrumentality, or entity owned or controlled by a government outside the U.S. (e.g., a state-owned utility company);
11.	Any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or entity;
111.	Any officer or employee of any political party or faction outside the U.S.; 1v. Any candidate for political office outside the U.S.; or
v.	Any director, officer, or employee of any public international organization, like the World Bank.

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3.	Additional Payments. Consultant agrees that it will not pay, or offer, or agree to pay:

a.	Any political contribution or charitable donation in respect of any business for which it provides services to the Company.

b.	Any facilitating payment or "grease" payment in respect of any business for which it provides services to the Company.

4.

Relationships with Government Officials. Consultant represents and warrants that, except as otherwise disclosed directly to the Company in writing, none of Consultant's employees, agents, or other Representatives or any close family member (i.e. spouse, child, parent, or sibling) of a Representative, is presently a Government Official, or has been a Government Official in the past year. Consultant will notify the Company promptly in writing if any of Consultant's employees, agents, or other Representatives, or any family member of a Representative, becomes a Government Official.

5.

Compliance with Company's Anti-Facilitation of Tax Evasion Policy. Consultant represents, warrants, and agrees that, in connection with the services to be performed for the Company, neither it nor any of its employees, agents, or other Representatives has or will:

a.	engage in any form of facilitating tax evasion in any country;

6.

Accurate Records and Internal Controls. Consultant agrees that it will maintain proper and accurate books, records, and accounts, which accurately and fairly reflect any and all payments made, expenses incurred, and assets disposed. Consultant agrees that it will maintain an internal accounting controls system that ensures the proper authorization, recording, and reporting of all transactions, and that provides reasonable assurance that violations of applicable anti-corruption laws will be prevented, detected, and deterred. Consultant agrees to maintain such books and records for five (5) years, or longer as necessary to enable the Company to conduct a reasonable review of such books and records related to all services performed by Consultant on the Company's behalf.

7.

Audit Rights. Consultant agrees that it will permit, upon a good faith request by the Company, an audit by the Company's personnel and/or an independent auditor working on the Company's behalf, of Consultant's transactions and activities that relate to the services performed by Consultant on the Company's behalf. Consultant agrees that such auditor shall have full and unrestricted access to, and shall be permitted to conduct reviews of, all records related to the work performed for the Company, and to report any violation of any of the applicable laws and regulations, or of the compliance provisions of its contract with the Company, to the Company with respect to:

a.	The effectiveness of Consultant's existing compliance program and any codes of conduct;

b.	The origin and legitimacy of any funds paid to the Company;

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c.	Its books, records, and accounts, or those of any of its subsidiaries, joint ventures, or affiliates, related to work performed for, or services or equipment provided to, the Company;

d.	All disbursements made for or on behalf of the Company; and

e.	All funds received from the Company in connection with work performed for the Company.

8.

Audit Certification. Consultant shall certify to the Company the results of any periodic internal and independent audit that it conducts with respect to (1) work performed for the Company and (2) Consultant's compliance with all applicable laws and regulations.

9.

Accuracy of Representations and Information. Consultant represents and warrants that all representations, warranties, and covenants set forth in this Certification are truthful and accurate. Consultant shall notify the Company in writing immediately upon the occurrence of any event that would render the representations, warranties, and covenants contained herein incorrect.

As a duly appointed representative of Consultant, I warrant that I am authorized to sign this Certification for and on behalf of Consultant.

Name of Consultant:

Signature of Consultant:

Title:

Date: